Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Laurey Peat
LAUREY PEAT & ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION NAMES LOREN K. JENSEN

CHIEF FINANCIAL OFFICER

Announces the retirement of CFO Mark Jarvis;

promotes Michael Marchetti to Chief Operating Officer

DALLAS, TX — April 24, 2003 — Tuesday Morning Corporation (Nasdaq: TUES), North America’s largest operator of first quality deep-discount and closeout home furnishings and gift stores, today names Loren K. Jensen Chief Financial Officer upon the retirement of Mark Jarvis and promotes Michael Marchetti to Chief Operating Officer. Tuesday Morning President and CEO Kathleen Mason made the announcement during the company’s first quarter 2003 earnings conference call.

“Last year we added exceptional talent to our management team across the organization—real pros that position us to excel. And today we are announcing further organizational developments. These moves are key to advancing the strategic plan that has established a path of profitable growth for Tuesday Morning,” Ms. Mason said.

Mr. Jensen brings nearly 20 years of financial experience to Tuesday Morning, most recently as Vice President of Finance and Corporate Development of RadioShack, the

Fortune 500 retailer of consumer electronics with over 7,000 company-owned and dealer/franchise RadioShack retail outlets.

“We’re pleased to welcome Loren to Tuesday Morning,” said Ms. Mason. “His top-level experience with a $4.5 billion public company broadens the perspective of our senior management team as we continue to expand profitably.”

In addition to his primary responsibilities in the area of corporate financial management, Mr. Jensen will play an active role in the company’s investor relations activities. Furthermore, he will also oversee strategic planning, corporate budgeting and analysis activities, and human resources.

Prior to joining Tuesday Morning, Mr. Jensen had been with RadioShack since 1995 in a variety of progressive financial positions. As Vice President and Treasurer from 1995 to early 2000, he managed all functions related to cash management, debt issuance, SEC reporting, rating agency contacts, and budgeting. In 2000, he became Vice President of Finance with primary responsibility for RadioShack’s investor relations efforts on Wall Street. During early 2001, upon the death of RadioShack’s Chief Financial Officer, Mr. Jensen was named Acting CFO. Prior to joining RadioShack, he was a Senior Vice President with Chase Manhattan Corp. for almost 10 years as a Corporate Banking relationship manager.

Mr. Jensen is a Certified Public Accountant. A native of Houston, he graduated from the University of Texas in Austin with a Bachelor of Science Degree in Engineering. He received his Master of Business Administration Degree from the University of Houston.

Mr. Jensen succeeds Mark Jarvis, who today announced his retirement from Tuesday Morning after 10 years of service to the company.

“We thank Mark for the contributions he has made to the company during his decade of service and wish him the best of everything in his retirement,” said Ms. Mason.

Tuesday Morning Corporation is promoting Michael Marchetti to Chief Operating Officer. He will be responsible for managing the company’s critical operating functions.

“This promotion is in recognition of Mike’s talents and contributions to the company to date,” said Ms. Mason. “In his new role, he will be positioning the company to operate more effectively and efficiently in executing its operating strategies and initiatives.”

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 530 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

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